Appendix 2

EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Aktiebolaget SKF (the "Company") on Form S-8 of our report dated May 9, 2003, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between accounting principles generally accepted in Sweden and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net profit and shareholders’ equity, and an explanatory paragraph relating to the application of procedures relating to certain reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such reclassifications) appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2002.

/s/ Deloitte & Touche AB

Gothenburg, Sweden

August 18, 2003